Newell Brands Announces First Quarter 2024 Results
Turnaround Gains Momentum As Sales Improve Sequentially
Gross and Operating Margin Expand Significantly Versus Prior Year
Operating Cash Flow Increases Versus Prior Year
Affirms Outlook for Full Year 2024

ATLANTA, GA – April 26, 2024 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2024 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "The decisive actions we've taken as part of our new strategy have led to excellent progress on the major operational and financial priorities for this year. During the first quarter, core sales performance improved sequentially, normalized operating margin nearly doubled versus last year and we meaningfully increased operating cash flow. We remain confident in our ability to strengthen the company's performance and create value for our stakeholders over time, as we continue to move with speed and agility to operationalize our strategy, which focuses on disproportionately investing in innovation, brand building and go-to-market excellence in our largest and most profitable brands and markets."

Mark Erceg, Newell Brands Chief Financial Officer, said, "The interventions made to operationalize Newell’s new corporate strategy and improve the structural economics of the business are taking hold as evidenced by the fact this was the third consecutive quarter of strong year-over-year gross margin expansion, enabled by world class productivity, favorable mix and pricing. In addition, working capital reduction, together with operating income growth, resulted in positive operating cash flow during the first quarter which, historically, has been very hard to achieve due to the seasonality of the business. With a stronger than anticipated start to the year we remain confident in our full year outlook."

Executive Summary
–Net sales were $1.7 billion, a decline of 8.4 percent compared with the prior year period. Core sales declined 4.7 percent compared with the prior year period.
–Reported gross margin increased to 30.5 percent compared with 26.7 percent in the prior year period. Normalized gross margin increased to 31.2 percent compared with 27.1 percent in the prior year period.
–Reported operating margin increased to 1.0 percent compared with negative 2.0 percent in the prior year period. Normalized operating margin increased to 4.6 percent compared with 2.4 percent in the prior year period.
–Reported net loss was $9 million compared with $102 million in the prior year period. Normalized net loss was $2 million compared with $26 million in the prior year period. Normalized EBITDA increased to $143 million compared with $109 million in the prior year period.
–Reported diluted loss per share was $0.02 compared with $0.25 in the prior year period. Normalized diluted loss per share was $0.00 compared with $0.06 in the prior year period.
–Operating cash flow increased by $109 million to $32 million compared with the prior year period.
–The company affirmed its full year 2024 outlook.

First Quarter 2024 Operating Results

Net sales were $1.7 billion, an 8.4 percent decline compared with the prior year period, reflecting a core sales decline of 4.7 percent, as well as the impact of unfavorable foreign exchange and business exits. Pricing in international markets to offset inflation and currency movements was a meaningful contributor to the company's core sales performance.

Reported gross margin was 30.5 percent compared with 26.7 percent in the prior year period, as the benefits from productivity savings, mix and pricing more than offset the impact of inflation and slightly higher restructuring-related charges. Normalized gross margin was 31.2 percent compared with 27.1 percent in the prior year period, which represents the third consecutive quarter of year-over-year improvement.

Reported operating income was $16 million compared with operating loss of $36 million in the prior year period. Reported operating margin was 1.0 percent compared with negative 2.0 percent in the prior year period, as the contribution from mix, pricing and savings from productivity, Project Phoenix and organizational realignment, as well as lower restructuring and related costs, more than offset the impact of lower net sales, inflation and higher advertising and promotion expense. Normalized operating income was $76 million, or 4.6 percent of sales, compared with $43 million, or 2.4 percent of sales, in the prior year period.

Net interest expense was $70 million compared with $68 million in the prior year period.

Reported tax benefit was $51 million compared with $14 million in the prior year period. The normalized tax provision was $5 million compared with a benefit of $1 million in the prior year period.

Reported net loss was $9 million compared with $102 million in the prior year period. Normalized net loss was $2 million compared with $26 million in the prior year period. Normalized EBITDA was $143 million compared with $109 million in the prior year period.

Reported diluted loss per share was $0.02 compared with $0.25 in the prior year period. Normalized diluted loss per share was $0.00 compared with $0.06 in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Operating cash flow increased by $109 million to $32 million compared with outflow of $77 million in the prior year period, with the improvement mostly driven by working capital and an increase in operating income. Inventories decreased nearly $550 million versus the prior year period.

At the end of the first quarter, Newell Brands had debt outstanding of $5.0 billion and cash and cash equivalents of $372 million, compared with $5.6 billion and $271 million, respectively, at the end of the first quarter of 2023.

First Quarter 2024 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $893 million compared with $971 million in the prior year period, reflecting a core sales decline of 4.3 percent and the impact of unfavorable foreign exchange and certain business exits. Core sales growth in Commercial, primarily driven by pricing in international markets, was more than offset by declines in the Kitchen and Home Fragrance businesses. Reported operating income was $16 million, or 1.8 percent of sales, compared with operating loss of $37 million, or negative 3.8 percent of sales, in the prior year period. Normalized operating income was $41 million, or 4.6 percent of sales, versus a loss of $4 million, or negative 0.4 percent of sales, in the prior year period.
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Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

The Learning & Development segment generated net sales of $559 million compared with $564 million in the prior year period, as core sales growth of 1.8 percent was more than offset by the impact of unfavorable foreign exchange. Core sales increased in both the Writing and Baby businesses, with growth in Writing primarily driven by pricing in international markets. Reported operating income was $94 million, or 16.8 percent of sales, compared with $72 million, or 12.8 percent of sales, in the prior year period. Normalized operating income was $104 million, or 18.6 percent of sales, compared with $82 million, or 14.5 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $201 million compared with $270 million in the prior year period, reflecting a core sales decline of 20.3 percent and the impact of unfavorable foreign exchange and certain business exits. Reported operating loss was $18 million, or negative 9.0 percent of sales, compared with $1 million, or negative 0.4 percent of sales, in the prior year period. Normalized operating loss was $10 million, or negative 5.0 percent of sales, compared with normalized operating income of $13 million, or 4.8 percent of sales, in the prior year period.

Organizational Realignment Update

In January 2024, the company announced an organizational realignment, which is expected to strengthen the company’s front-end commercial capabilities, such as consumer understanding and brand communication, in support of the Where to Play / How to Win choices the company unveiled in June of 2023 (the "Realignment Plan"). In addition to improving accountability, the Realignment Plan should further unlock operational efficiencies and cost savings, reduce complexity and free up funds for reinvestment. As part of the organizational realignment, the company made several organizational design changes, which entailed: standing up a cross-functional brand management organization, realigning business unit finance to fully support the new global brand management model, further simplifying and standardizing regional go-to-market organizations, and centralizing domestic retail sales teams, the digital technology team, business-aligned accounting personnel, the Manufacturing Quality team, and the Human Resources functions into the appropriate center-led teams to drive standardization, efficiency and scale with a One Newell approach. The company will also further optimize Newell’s real estate footprint and pursue other cost reduction initiatives. These actions are expected to be substantially implemented by the end of 2024. Once the organizational design changes are fully executed, the company expects to realize annualized pretax savings in the range of $65 million to $90 million, net of reinvestment, with $55 million to $70 million expected in 2024. Restructuring and related charges associated with these actions are estimated to be in the range of $75 million to $90 million and are expected to be substantially incurred by the end of 2024. During the first quarter 2024, the company incurred restructuring and related charges of $22 million related to the Realignment Plan.

Outlook for Second Quarter and Full Year 2024

The company initiated its outlook for second quarter 2024 and affirmed its full year 2024 outlook.

	Q2 2024 Outlook	Full Year 2024 Outlook
Net Sales	9% to 7% decline	8% to 5% decline
Core Sales	6% to 4% decline	6% to 3% decline
Normalized Operating Margin	9.1% to 9.6%	7.8% to 8.2%
Normalized EPS	$0.18 to $0.21	$0.52 to $0.62

The company continues to expect full year 2024 operating cash flow of $400 million to $500 million, including approximately $150 million to $200 million in cash payments associated with restructuring and related initiatives.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts,
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Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ first quarter 2024 earnings conference call will be held today, April 26, at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt; certain tax benefits and charges; impairment charges; pension settlement charges; divestiture costs; costs related to the acquisition, integration and financing of acquired businesses; amortization of acquisition-related intangible assets; inflationary adjustments; fire related loss, net of insurance recoveries; and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash
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items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pretax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

The company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with Project Phoenix and the Realignment Plan, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
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Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•our ability to improve productivity, reduce complexity and streamline operations;
•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings, including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts, including those between Russia and Ukraine and in the Middle East;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•our ability to effectively execute our turnaround plan, including Project Ovid, Project Phoenix, the Network Optimization Project and the Realignment Plan;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to remediate the material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect our intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, soft global demand, major retailers' focus on tight control over inventory levels, elevated interest rates and indirect macroeconomic impacts from geopolitical conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense or impairment charges.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended March 31,
	2024	2023	% Change
Net sales	$1,653	$1,805	(8.4)%
Cost of products sold	1,149	1,323
Gross profit	504	482	4.6%
Selling, general and administrative expenses	462	480	(3.8)%
Restructuring costs, net	26	38
Operating income (loss)	16	(36)	NM
Non-operating expenses:
Interest expense, net	70	68
Loss on extinguishment and modification of debt	1	—
Other expense, net	5	12
Loss before income taxes	(60)	(116)	48.3%
Income tax benefit	(51)	(14)
Net loss	$(9)	$(102)	91.2%

Weighted average common shares outstanding:
Basic	414.7	413.9
Diluted	414.7	413.9
Loss per share:
Basic	$(0.02)	$(0.25)
Diluted	$(0.02)	$(0.25)

Dividends per share	$0.07	$0.23
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$372	$332
Accounts receivable, net	958	1,195
Inventories	1,695	1,531
Prepaid expenses and other current assets	376	296
Total current assets	3,401	3,354
Property, plant and equipment, net	1,194	1,212
Operating lease assets	492	515
Goodwill	3,059	3,071
Other intangible assets, net	2,447	2,488
Deferred income taxes	775	806
Other assets	732	717
Total Assets	$12,100	$12,163
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,038	$1,003
Other accrued liabilities	1,489	1,565
Short-term debt and current portion of long-term debt	429	329
Total current liabilities	2,956	2,897
Long-term debt	4,558	4,575
Deferred income taxes	237	241
Operating lease liabilities	422	446
Other noncurrent liabilities	851	892
Total liabilities	9,024	9,051

Total stockholders' equity	3,076	3,112
Total Liabilities and Stockholders' Equity	$12,100	$12,163

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(9)	$(102)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	85	81
Deferred income taxes	8	6
Stock based compensation expense	16	11
Other, net	(3)	(9)
Changes in operating accounts:
Accounts receivable	221	45
Inventories	(178)	(27)
Accounts payable	38	26
Accrued liabilities and other	(146)	(108)
Net cash provided by (used in) operating activities	32	(77)
Cash flows from investing activities:
Capital expenditures	(59)	(83)
Swap proceeds	8	14
Other investing activities, net	1	1
Net cash used in investing activities	(50)	(68)
Cash flows from financing activities:
Proceeds from (payments on) short-term debt, net	(131)	232
Proceeds from short-term debt with original maturities greater than 90 days	431	—
Payments on short-term debt with original maturities greater than 90 days	(200)	—
Cash dividends	(31)	(97)
Equity compensation activity and other, net	(9)	(7)
Net cash provided by financing activities	60	128
Exchange rate effect on cash, cash equivalents and restricted cash	(3)	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	39	(18)
Cash, cash equivalents and restricted cash at beginning of period	361	303
Cash, cash equivalents and restricted cash at end of period	$400	$285

Supplemental disclosures:
Restricted cash at beginning of period	$29	$16
Restricted cash at end of period	28	14

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended March 31, 2024
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$1,653	$—	$—	$—	$1,653
Cost of products sold	1,149	(8)	—	(4)	1,137
Gross profit	504	8	—	4	516
	30.5%				31.2%
Selling, general and administrative expenses	462	(5)	(25)	8	440
	27.9%				26.6%
Restructuring costs, net	26	(26)	—	—	—
Operating income (loss)	16	39	25	(4)	76
	1.0%				4.6%
Non-operating (income) expense	76	—	—	(3)	73
Income (loss) before income taxes	(60)	39	25	(1)	3
Income tax provision (benefit) [2]	(51)	41	26	(11)	5
Net income (loss)	$(9)	$(2)	$(1)	$10	$(2)

Diluted earnings (loss) per share **	$(0.02)	$0.00	$0.00	$0.02	$0.00

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 414.7 million shares for the three months ended March 31, 2024.
Totals may not add due to rounding.

[1] Transaction costs and other includes a $6 million loss related to Argentina devaluation and hyperinflationary adjustment; $2 million related to accelerated depreciation and amortization associated with other integration projects; $1 million loss on modification of debt; $9 million release of a bad debt reserve due to a recovery of a receivable from an international customer and $1 million gain related to a completed divestiture. Includes $10 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pretax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended March 31, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$1,805	$—	$—	$—	$1,805
Cost of products sold	1,323	(5)	—	(2)	1,316
Gross profit	482	5	—	2	489
	26.7%				27.1%
Selling, general and administrative expenses	480	(8)	(19)	(7)	446
	26.6%				24.7%
Restructuring costs, net	38	(38)	—	—	—
Operating income (loss)	(36)	51	19	9	43
	(2.0)%				2.4%
Non-operating (income) expense	80	—	—	(10)	70
Income (loss) before income taxes	(116)	51	19	19	(27)
Income tax provision (benefit) [2]	(14)	13	5	(5)	(1)
Net income (loss)	$(102)	$38	$14	$24	$(26)

Diluted earnings (loss) per share **	$(0.25)	$0.09	$0.03	$0.06	$(0.06)

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 413.9 million shares for the three months ended March 31, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $8 million related to expenses for certain legal proceedings; $7 million of fire-related losses, net of recoveries; $5 million loss related to Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity. Includes $9 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pretax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended March 31, 2024						Three Months Ended March 31, 2023						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized Operating
													Net Sales		Income (Loss)
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$893	$16	1.8%	$25	$41	4.6%	$971	$(37)	(3.8)%	$33	$(4)	(0.4)%	$(78)	(8.0)%	$45	NM
Learning and Development	559	94	16.8%	10	104	18.6%	564	72	12.8%	10	82	14.5%	(5)	(0.9)%	22	26.8%
Outdoor and Recreation	201	(18)	(9.0)%	8	(10)	(5.0)%	270	(1)	(0.4)%	14	13	4.8%	(69)	(25.6)%	(23)	NM
Corporate	—	(76)	—%	17	(59)	—%	—	(70)	—%	22	(48)	—%	—	—%	(11)	(22.9)%
	$1,653	$16	1.0%	$60	$76	4.6%	$1,805	$(36)	(2.0)%	$79	$43	2.4%	$(152)	(8.4)%	$33	76.7%
* NM - NOT MEANINGFUL

[1]The three months ended March 31, 2024 normalized items consist of $39 million of restructuring and restructuring-related charges; $25 million of acquisition amortization costs; $4 million loss related to Argentina hyperinflationary adjustment; $2 million related to accelerated depreciation and amortization associated with other integration projects; $9 million release of a bad debt reserve due to a recovery of a receivable from an international customer and $1 million gain related to a completed divestiture.
[2]The three months ended March 31, 2023 normalized items consist of $51 million of restructuring and restructuring-related charges; $19 million of acquisition amortization costs; $8 million related to expenses for certain legal proceedings; $2 million of Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended March 31, 2024
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
Home and Commercial Solutions	(8.0)%	0.7%	3.0%	(4.3)%
Learning and Development	(0.9)%	—%	2.7%	1.8%
Outdoor and Recreation	(25.6)%	0.9%	4.4%	(20.3)%
Total Company	(8.4)%	0.6%	3.1%	(4.7)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended March 31, 2024
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]

North America	(9.1)%	0.7%	—%	(8.4)%
International	(7.2)%	0.4%	9.1%	2.3%
Total Company	(8.4)%	0.6%	3.1%	(4.7)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed and planned divestitures (including the sale of the Millefiori business), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2024 reported sales and is calculated by applying the 2023 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	Three Months Ended March 31,		Change
	2024	2023	$	%

Net loss [1]	$(9)	$(102)	$93	91.2%
Restructuring and restructuring-related costs	(2)	38
Acquisition amortization and impairment	(1)	14
Transaction costs and other (income) expense, net	10	24
Total normalized items, net of tax [1]	7	76
NORMALIZED NET LOSS [1]	(2)	(26)

Normalized income tax [1]	5	(1)
Interest expense, net [2]	70	68
Normalized depreciation and amortization [1] [3] [4]	54	57
Stock-based compensation [3]	16	11
NORMALIZED EBITDA	$143	$109	$34	31.2%

[1]Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended March 31, 2024 and 2023.
[2]Refer to “Condensed Consolidated Statements of Operations (Unaudited)” for the three months ended March 31, 2024 and 2023.
[3]Refer to "Consolidated Statement of Cash Flows (Unaudited) for the three months ended March 31, 2024 and 2023.
[4]Normalized depreciation and amortization excludes the amortization of acquired intangibles and accelerated depreciation costs associated with integration projects and restructuring-related activities. For the three months ended March 31, 2024 and 2023, excludes $25 million and $19 million, respectively, of amortization of acquired intangibles, and $6 million and $5 million, respectively, of accelerated depreciation associated with restructuring-related activities.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	March 31, 2024	December 31, 2023 [2]	March 31, 2023
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$429	$329	$852
Long-term debt	4,558	4,575	4,776
Gross debt	4,987	4,904	5,628
Less: Cash and cash equivalents	372	332	271
NET DEBT [1]	$4,615	$4,572	$5,357

Net loss [3]	$(295)	$(388)	$(133)
Restructuring and restructuring-related costs	113	153	59
Acquisition amortization and impairment	361	376	461
Transaction costs and other (income) expense, net	175	189	92
Total normalized items, net of tax [3]	649	718	612
NORMALIZED NET INCOME	354	330	479

Normalized income tax [3]	(62)	(68)	(19)
Interest expense, net [3]	285	283	244
Normalized depreciation and amortization [3] [4]	224	227	224
Stock-based compensation [3] [5]	55	50	9
NORMALIZED EBITDA	$856	$822	$937

[1]The Company defines net debt as gross debt less the total of cash and cash equivalents. The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
[2]For the twelve months ended December 31, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2023, on the Company’s Form 8-K furnished on February 9, 2024.
[3]For the trailing-twelve months ended March 31, 2024, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023 in this release and on the Company’s Forms 8-K furnished on February 9, 2024, October 27, 2023 and July 28, 2023, respectively. For the trailing-twelve months ended March 31, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022 in this release and on the Company’s Forms 8-K furnished on February 9, 2024, October 27, 2023 and July 28, 2023, respectively.
[4]For the trailing-twelve months ended March 31, 2024, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $82 million associated with intangible assets recognized in purchase accounting; and (b) $32 million of accelerated depreciation costs associated with integration projects and restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023 in this release and on the Company’s Forms 8-K furnished on February 9, 2024, October 27, 2023 and July 28, 2023, respectively. For the trailing-twelve months ended March 31, 2023, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $68 million associated with intangible assets recognized in purchase accounting; and (b) $9 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended March 31, 2023, December 31, 2022, September 30, 2022 and June 30, 2022 in this release and on the Company’s Forms 8-K furnished on February 9, 2024, October 27, 2023 and July 28, 2023, respectively. Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2023, the following items: (a) acquisition amortization expense of $76 million associated with intangible assets recognized in purchase accounting; and (b) accelerated depreciation and amortization costs of $31 million associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2023 on the Company’s Form 8-K furnished on February 9, 2024 for further information.
[5]Represents the trailing-twelve months ended March 31, 2024, December 31, 2023 and March 31, 2023 non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending June 30, 2024			Twelve Months Ending December 31, 2024
Estimated net sales change (GAAP)	(9)%	to	(7)%	(8)%	to	(5)%
Estimated currency impact [1] and divestitures [2], net	~3%			~3%
Core sales change (NON-GAAP) [3]	(6)%	to	(4)%	(6)%	to	(3)%

[1]“Currency Impact” represents the effect of foreign currency on 2024 reported sales and is calculated by applying the 2023 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2024 reported sales.
[2]Divestitures include the sale of the Millefiori business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.